Exhibit 10.64

GSE HOLDING, INC.
_______________________________

KEY EXECUTIVE INCENTIVE PLAN AND
KEY EMPLOYEE RETENTION PLAN
_______________________________

ARTICLE I

PURPOSE OF THE PLAN

This plan shall be known as the GSE Holding, Inc. Key Executive Incentive Plan and Key Employee Retention Plan (the “Plan”) and shall be effective as of February 12, 2014 (the “Effective Date”), which is the date of the Plan’s adoption by the Board.  The purpose of the Plan is to enable GSE Holding, Inc. (the “Company”) to incentivize employees by providing participating employees with an opportunity to receive additional compensation.  Capitalized terms and phrases not otherwise defined herein shall have the meanings ascribed thereto in Article II hereof.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means (i) any subsidiary corporation of the Company (or its successors) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), or (iii) any other entity (including its successors) which is designated as an Affiliate by the Board.

2.2 “Award” means an award granted under the Plan on such terms and conditions as determined by the Committee in its sole discretion in accordance with the terms hereof.

2.3 “Award Agreement” means a GSE Holding, Inc. KEIP Award Agreement substantially in the form attached as Exhibit B hereto or a GSE Holding, Inc. KERP Award Agreement substantially in the form attached as Exhibit C hereto.

2.4 “Bankruptcy Code” means title 11 of the United States Code.

2.5 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other district that the Company may determine in the event that petitions for relief pursuant to chapter 11 of the Bankruptcy Code are filed for the Company and one or more of its subsidiaries.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to a Participant’s termination of employment, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a (i) willful misconduct or gross negligence in the performance of the Participant’s duties to the Company; (ii) willful and repeated failure to satisfactorily perform the Participant’s duties to the Company or to follow the lawful directives of the Board or any executive or supervisor to which the Participant reports (other than as a result of death or due to physical or mental incapacity); (iii) conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) performance of any act of theft, embezzlement, fraud, malfeasance, material dishonesty or misappropriation of the Company’s property; or (v) material breach of, or failure to comply with, any material agreement with the Company, or a material violation of the Company’s code of conduct or other material written policy; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement.

2.8 “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.9 “Committee” means the Plan’s administrative committee appointed by the Board from time to time; provided that if no such committee exists, the “Committee” means the Board.

2.10       “Company” shall have the meaning set forth in Article I hereof.

2.11       “Credit Agreements” means, collectively, the First Lien Credit Agreement and the Priming Agreement.

2.12       “Effective Date” shall have the meaning set forth in Article I hereof.

2.13       “First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of May 27, 2011, by and among Gundle/SLT Environmental, Inc., as the borrower, certain other parties thereto that are designated as Credit Parties, General Electric Capital Corporation, as a lender and swingline lender and as agent for all lenders, Jefferies Finance LLC, as a lender, and as syndication agent for all lenders, the other Financial Institutions party thereto, as lenders, and Jefferies Finance, LLC and GE Capital Markets, Inc., as joint lead arrangers and bookrunners (amended, revised, or supplemented from time to time).

2.14       “Lenders” means the lenders party to the First Lien Credit Agreement from time to time.

2.15       “Participant” means any employee of the Company who is selected to participate in the Plan in accordance with Article IV hereof.

2.16       “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.17       “Plan” shall have the meaning set forth in Article I hereof.

2.18       “Priming Agreement” means that certain secured revolving super priority credit facility dated as of January 10, 2014 by and among GSE Environmental, Inc., as the borrower, certain other parties thereto that are designated as Credit Parties, General Electric Capital Corporation, as a lender and as agent for all lenders as well as other financial institutions party thereto.

2.19       “Senior Debt Repayment Goal” shall mean that net cash proceeds received prior to or in connection with Transaction Completion, after consideration of all costs including Awards made pursuant to this Plan, exceed the unpaid principal amount of (i) all outstanding Loans (as defined in the First Lien Credit Agreement), all interest accrued and unpaid thereon, and all other obligations thereunder, and (ii) all outstanding Loans (as defined in the Priming Agreement), all interest accrued and unpaid thereon, and all other obligations thereunder.

2.20       “Transaction Completion” shall mean consummation of a Consummation Transaction as such term is defined in the Credit Agreements.

ARTICLE III

ADMINISTRATION

3.1 General.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall be authorized to (a) certify that the conditions and restrictions applicable to the payment of any Award have been met, (b) interpret the Plan, and (c) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.  Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.2 hereof.  The validity, construction, and effect of the Plan and the rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws, rules and regulations promulgated pursuant thereto.

3.2 Plan Expenses.  The expenses of the Plan shall be borne by the Company.

3.3 Unfunded Arrangement.  The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan.  The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan.  All Participants shall be solely unsecured general creditors of the Company.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Awards payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.

3.4 Source of Payments.  Any amounts due and payable under the Plans may, to the extent there are insufficient funds otherwise available to pay said amounts from the Property and interest in Property of the Company and the other Credit Parties and the proceeds thereof, other than Collateral and the proceeds thereof, be paid as a cost of such Consummation Transaction from the Collateral and proceeds thereof free and clear of any Liens that Agent or Lenders may have therein.  (Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreements.).

3.5 Delegation.  The Committee may, to the extent permissible by applicable law, delegate any of its authority hereunder to such Persons as it deems appropriate.

3.6 Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

3.7 Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other Persons as may be required in carrying out its duties in connection with the Plan.

ARTICLE IV

PARTICIPATION; GRANT AND PAYMENT OF AWARDS

4.1       Participation.  Participation in the Plan shall be limited to those Participants, and the respective amounts, identified on Exhibit A, and no other employee of the Company or its Affiliates shall have any right to be selected as a Participant.  Nothing in the Plan shall interfere with or limit in any way any right of the Company or any of its Affiliates to terminate any Participant’s employment at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company or any of its Affiliates for any period of time or to continue such Participant’s present (or any other) rate of compensation.  No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan or other compensation increases (other than any ordinary course increase as to participants in the Key Employee Retention Plan) during the period for which the Plan is effective.  By accepting any payment under the Plan, each Participant and each Person claiming under or through such Participant shall be conclusively deemed to have indicated such Person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Committee or the Lenders.  Subject to the terms and conditions of the Plan, determinations made by the Committee or the Lenders under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.

4.2 Grant of Awards.  Awards granted under the Plan shall represent the right to receive a payment or payments on such terms and conditions as are set forth in an Award Agreement substantially in the form attached as Exhibit B or Exhibit C hereto.

4.3 Payment of Awards.

(a) Payment of Awards.  Awards under the Plan shall be paid in cash and shall be paid, if at all, upon a Transaction Completion and at such time or times as set forth in the applicable Award Agreement taking into account the requirements of Code Section 409A.

(b) Release.  Upon acceptance of payment of any amount pursuant to an Award hereunder, the Participant shall be deemed to have unconditionally released and discharged the Company and any and all of the Company’s parent companies, partners, Affiliates, successors and assigns and any and all of its and their past and/or present officers, directors, members, partners, agents, employees and representatives from any and all claims in connection with, or in any manner related to or arising under, the Plan with respect to such Award, including the determination of the amount payable under such Award and any other matter associated therewith.

4.4 Impact of Termination of Employment.  The payment of an Award under the Plan to a Participant is conditioned upon the continued employment of the Participant with the Company or its Affiliates at the time the Award is earned, as set forth in the applicable Award Agreement.  If the employment of a Participant with the Company and its Affiliates is terminated for any reason, at any time prior to the time of payment of an Award, the Participant shall not be entitled to receive payment in respect of an outstanding Award under the Plan, unless otherwise provided in an Award Agreement.

ARTICLE V

MISCELLANEOUS

5.1        Successors.  For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place.  In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

5.2 Nontransferability.  No Award or right to receive payment under the Plan may be transferred other than by will or the laws of descent and distribution.  Any transfer or attempted transfer of an Award or a right to receive payment under the Plan contrary to this Section 5.2 shall be void.  In the event of an attempted transfer by a Participant of an Award or a  right to receive payment pursuant to the Plan contrary to this Section 5.2 hereof, the Committee may in its sole discretion terminate such Award or right.

5.3 Withholding Taxes.  The Company shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under the Plan.

5.4 Amendment and Termination of the Plan.  The Board reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment or termination adversely affect the rights of Participants regarding any Award previously granted hereunder without the prior written consent of the affected Participants (except as otherwise provided in Section 5.9 hereof); provided further that, (A) this Plan shall terminate upon the eighteen (18) month anniversary of the Effective Date if a Transaction Consummation has not occurred and (B) if petitions for relief under chapter 11 of the Bankruptcy Code are filed for the Company and one or more of its subsidiaries and the Plan is approved by the Bankruptcy Court, then (i) this Plan may not be amended in any material manner, (ii) the applicable performance targets and the applicable payment provisions in an Award Agreement may not be amended, (iii) no further Awards may be made hereunder, in each case, without additional Bankruptcy Court approval, and (iv) to the extent not approved by the Bankruptcy Court, the Plan shall be null and void ab initio.

5.5        Severability.  Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

5.6        Titles and Headings.  The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

5.7 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board, and to the extent not insured against by an insurance company, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 5.7 only if such member has acted in good faith (and did not engage in gross negligence or willful misconduct) and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.

5.8 Governing Law.  The Plan shall be governed by the laws of the State of New York, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction.

5.9 Code Section 409A.  Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A.  To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder.  Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

EXHIBIT A

Participants

[REDACTED]

EXHIBIT B

FORM OF KEIP AWARD AGREEMENT

[Insert Name of Participant]
[Insert Address]
[Insert City, State, Zip Code]

Dear [Insert Name of Participant]:

The purpose of this KEIP award agreement (this “Award Agreement”) is to inform you that you have been granted an award under the GSE Holding, Inc. (the “Company”) Key Executive Incentive Plan and Key Employee Retention Plan (the “Plan”), subject to all of the terms and conditions contained therein and in this Award Agreement.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under Article II of the Plan.

1.	Award Date. March 3, 2014.

2.
Awards.  Subject to your continued employment with the Company or its Affiliates through the date of a Transaction Completion, you may be entitled to receive a Debt Repayment Award and Transaction Completion Award (as defined below, and collectively referred to herein as the “Award”), subject to the satisfaction of the terms and conditions provided in this Award Agreement.  The Award, to the extent earned, shall be paid within ten (10) business days following Transaction Completion.

a.	Transaction Completion Award. You shall be eligible to receive a bonus in the amount of [$XX]1 upon a Transaction Completion (the “Transaction Completion Award”).

b.
Debt Repayment Award.  You shall be eligible to receive a bonus in the amount of [$XX]2 in the event that, as of a Transaction Completion, the Senior Debt Repayment Goal has been satisfied (the “Debt Repayment Award”).

3.	Termination of Employment. If your employment with the Company ends for any reason prior to Transaction Completion, you shall forfeit the Award, and shall have no further rights hereunder.

___________________

1	NTD: Amount to be 75% of the total award opportunity.

2	NTD: Amount to be 25% of the total award opportunity.

4.
Miscellaneous.  This Award Agreement and the Award granted hereunder are subject in all respects to the terms and conditions of the Plan.  Notwithstanding anything to the contrary herein, once earned the Award is payable regardless of the entity or entities in control of the Company or its Affiliates when such payments are due.  The Plan is incorporated herein by reference.  You hereby acknowledge receipt of a true copy of the Plan (excluding Exhibit A thereto) and you acknowledge that you have read the Plan carefully and fully understand its content.  If and to the extent that this Award Agreement conflicts or is inconsistent with the terms and conditions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly.  This Award Agreement may not be amended except by written agreement between you and the Company.  This Award Agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements between you and the Company with respect to the subject matter hereof.  This Award Agreement does not constitute a guarantee of a specific period or term of employment and does not constitute an employment contract.  Your employment remains “at will,” or, if applicable, pursuant to the terms of your existing work agreement, and you continue to be subject to all of the Company’s policies to which you are now subject.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his/her hand, all as of the Award Date specified above.

GSE HOLDING, INC.

By: __________________________

Name: ________________________

Title: _________________________

ACKNOWLEDGEMENT

I hereby acknowledge that (i) I have received and reviewed a copy of the Plan, and (ii) this Award Agreement and my participation in the Plan are subject in all respects to the terms and conditions of the Plan.

_______________________                                          Dated: ______________, 2014
Participant’s Signature

EXHIBIT C

FORM OF KERP AWARD AGREEMENT

February ___, 2014

HAND DELIVERED

_____________________

Dear _______:

In recognition of the continued hard work of many GSE Environmental employees, especially during the sale process currently under way, the GSE Board of Directors has approved a Key Employee Incentive Plan and Key Employee Retention Plan (the “Plan”) that will provide a special retention package to select key employees.  You are one of those key employees.

This is an important time for the Company and I know that you will continue to provide the leadership and direction as we progress toward a potential sale. Because your continued performance and contributions are critical, and to express our appreciation for your part in supporting the Company through the sale process, the Company is pleased to offer you the special incentive package set forth below.

You will be eligible to receive a bonus payment (the “Retention Bonus”) in the amount of $_________ as an incentive to remain in your current position with GSE until the sale of the Company or a full recapitalization event under which the Company’s existing senior debt is fully refinanced (defined as the “Transaction Completion” in the Plan).

To be eligible for the Retention Bonus, you must be an employee of the Company as of the date of the Transaction Completion. If you are not an employee, then you will forfeit your right to receive the Retention Bonus. For the avoidance of doubt, an amendment of the Company’s existing senior existing debt facilities to extend the maturity date shall not be considered a Transaction Completion.

In order to be eligible for the Retention Bonus, you understand and agree that:

•
You must continue to perform your responsibilities in a satisfactory manner through the Closing Date and use your reasonable efforts in assisting the Company with the proposed sale and/or recapitalization.

•	All of the payments shall be subject to any applicable taxes, and all applicable taxes shall be deducted from any payment that is made to you.

•
For a period of three (3) years from the date hereof, you will not talk about, write about or otherwise disclose the terms and existence of this special retention package. You may, however, discuss the contents of this letter with your family, legal and/or financial counselor, provided that you obtain their commitment to maintain such information as confidential and agree not to disclose such information to any third parties. Unauthorized disclosure of this special incentive package will automatically render you ineligible for the Retention Bonus, and if such payment has already been made, the Company may, in its sole discretion, require that you repay such amount.

•
This letter does not constitute a guarantee of a specific period or term of employment and does not constitute an employment contract. Your employment remains “at will,” or, if applicable, pursuant to the terms of your existing work agreement, and you continue to be subject to all of the Company’s policies to which you are now subject.

•
This letter, together with the Plan, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and this letter shall not be modified or rescinded, except by a written agreement signed by the Company and you. The provisions of this letter supersede all prior and contemporaneous discussions, writings and understandings of the parties with respect to the subject matter of this letter.

•	This Retention Bonus is in lieu of any other bonus for 2013 or 2014.

•
This letter is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time), all of which terms and provisions are made a part of and incorporated in this letter agreement as if they were each expressly set forth herein. You hereby acknowledge receipt of a true copy of the Plan and you acknowledge that you have read the Plan carefully and fully understand its content.  In the event of any conflict between the terms of this letter and the terms of the Plan, the terms of the Plan shall control.

If you wish to accept the terms of this letter, please indicate your concurrence below and return the original letter to me no later than February 26, 2014.

Sincerely,

________________________________                                                                February _____, 2014
Agreed and Accepted